  Exhibit 99.1
NaturalShrimp, Inc Announces Filing of Shelf Registration Statement for the Sale of Up to $100 Million of its Securities

Dallas, Texas, March 8, 2021 NaturalShrimp, Inc., (OTCQB:SHMP), an aquaculture company which has developed and patented the first commercially operational Recirculating Aquaculture System (RAS) for shrimp, announced today that it has filed a primary shelf registration statement on Form S-3 to sell up to $100 million of its securities. Any potential offerings are subject to the Form S-3 being declared effective by the Securities and Exchange Commission (the “SEC”), market and other conditions, and there can be no assurance as to whether or when any offerings may be completed, or as to the actual size or terms of the offerings. If one or more offerings are completed, all of the securities in the offerings will be sold by NaturalShrimp, Inc.

 If the SEC declares the Form S-3 effective then securities may be offered only by means of a written prospectus, including a prospectus supplement, forming a part of the effective registration statement. An electronic prospectus supplement and the accompanying prospectus relating to any offerings will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward Looking Statements

This press release contains "forward-looking statements." The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements include statements regarding moving forward with executing the Company's global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K filed on June 26, 2020, and in our other filings with the U.S. Securities and Exchange Commission.

Contact:

Richard Brown

(775) 443-4740

SOURCE: Natural Shrimp